Exhibit 8.1

May 28, 2003

Board of Directors
W Holding Company, Inc.
19 West McKinley Street
Mayaguez, Puerto Rico 00680

Re:	Registration Statement on Form S-3 (SEC File No. 333-103905)

Ladies and Gentlemen:

                    In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 4,232,000 shares of 6.70% Noncumulative Monthly Income Preferred Stock, 2003 Series F, par value $1.00 per share, liquidation preference $25.00 per share, of W Holding Company, Inc., a financial holding company organized under the laws of the Commonwealth of Puerto Rico (the “Corporation”), we hereby confirm to you that the disclosure set forth under the heading “United States Taxation” in the prospectus supplement included in the Registration Statement, subject to the limitations set forth therein, is an accurate discussion of federal tax consequences to persons who purchase such securities in the offering described in the prospectus supplement.

                    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the prospectus supplement included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

Hogan & Hartson L.L.P.